Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 8, 2016 (the “Effective Date”), is entered by and between Vroom, Inc., a Delaware corporation (the “Company”), and Paul J. Hennessy (the “Employee”).

Section 1. Employment.

The Company shall employ the Employee, and the Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 (the “Employment Period”).

Section 2. Position and Duties.

(a) During the Employment Period, the Employee shall serve as the Chief Executive Officer of the Company.

(b) The Employee shall report to the Board of Directors or similar governing body of the Company (the “Board”). The Employee shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods) to the business and affairs of the Company and any entities from time to time directly or indirectly owned or controlled by the Company (each an “Affiliate,” or collectively, the “Affiliates”). If so requested by the Company, the Employee shall serve as a member of the Board and/or an officer, director or manager of the Company’s Affiliates. During the Employment Period, the Employee will not engage in any outside business activity without the prior written approval of the Board. The foregoing restrictions shall not limit or prohibit the Employee from engaging in passive investments or community, charitable and social activities, in each case, not interfering with the Employee’s performance and obligations hereunder. In addition, the Employee may continue to serve on the board of directors of Shutterstock and on such other board positions as may be approved by the Board, so long as such service does not interfere with the Employee’s performance and obligations hereunder. The Employee’s principal place of employment will be at the Company’s offices in New York.

Section 3. Compensation and Benefits.

(a) Salary. During the Employment Period, the Employee’s annualized base salary shall be $325,000 (the “Base Salary”) and shall be payable in installments in accordance with the Company’s payroll practices.

(b) Annual Bonus. For each calendar year ending during the Employment Period, the Employee shall be eligible to receive a discretionary annual “base cash bonus” of up to $325,000 and a discretionary “stretch cash bonus” of up to an additional amount of $325,000, in each case, subject to the achievement of performance criteria established (and such achievement as determined) by the Board in its sole discretion, and the Employee’s continued employment with the Company through the date on which such bonuses are paid. For the remainder of the 2016 calendar year, payment of a pro-rata portion of the base cash bonus (based on the number of days worked during such year) is guaranteed, subject to the Employee’s continued employment with the Company through the date on which such bonuses are paid.

(c) Benefits. During the Employment Period, the Employee shall be eligible to participate in all employee benefit programs from time to time for which employees of the Company are generally eligible in accordance with the terms of such programs. The Employee’s health care premiums shall be paid in full by the Company unless such payment may result in the imposition of penalties or is prohibited by applicable law.

(d) Business Expenses. The Company shall pay or reimburse the Employee for all reasonable business expenses incurred by the Employee during the Employment Period in performing services hereunder in accordance with policies then in effect.

(e) Stock Option Award. Effective as of the Effective Date, the Employee will be granted an option to acquire a number of shares of common stock of the Company (“Common Stock”) representing three percent (3.0%) of the fully diluted shares of the Company outstanding as of the Effective Date (the “Stock Option”), subject to the terms and conditions of an option agreement (“Option Award”) and the Company’s Second Amended and Restated 2014 Equity Incentive Plan (the “Plan”). Seventy five percent (75%) of the Stock Option will be subject to a time vesting schedule (“Time-Vesting Option”) and the remaining twenty five percent (25%) of the Option will be subject to a performance vesting schedule (“Performance-Vesting Option”). The Time-Vesting Option shall vest and become exercisable under the following schedule: (i) twenty-five percent (25%) on the first anniversary of the Effective Date, and (ii) six and one-quarter percent (6.25%) at the end of each subsequent three (3)-month period over the course of the following three (3) years; provided that the Employee remains in Continuous Service (as defined in the Plan) throughout the applicable vesting date. The Performance-Vesting Option shall vest and become exercisable under the following schedule: (i) fifty percent (50%) when the equity value of the Company reaches $1.5 billion, and (ii) fifty percent (50%) when the equity value of the Company reaches $2 billion, in each case, subject to the Employee’s Continued Service through the applicable vesting event. For the avoidance of doubt, once a portion of the Performance-Vesting Option vests during the Employee’s Continued Service, such portion will remain vested upon a subsequent termination of Continued Service. So long as there is no regular public trading market for the Common Stock, the Company’s equity value will be determined based on any recent equity capital infusion or secondary sale of at least $25 million. The Stock Option’s strike price will be consistent with the Company’s current Section 409A valuation. The Option Award will include provisions for termination of continuous service, extension of termination date, disability, death, early exercise, right of repurchase, right of first refusal and exercise procedure consistent with other executives of the Company.

(f) Stock Purchase. Following the Effective Date, but no later than one month following such date, the Employee will have the right to make a one-time cash investment in the Company of up to $1 million for the purchase of a combination of shares of Common Stock and Series D Preferred Stock (the “Shares”) of the Company, in the same ratio of Common Stock to Series D Preferred Stock as issued in the Company’s most recent financing and for a per share purchase price of $13.17. The purchased shares shall be subject to the terms of the Company’s governing documents as in effect from time to time, including, without limitation, the Company’s Voting Agreement, Investor Rights Agreement and Right of First Refusal and Co-Sale Agreement and, as a condition to the issuance of purchased shares to the Employee, the Employee shall execute joinders to become a party to each such agreement.1

[1]	Note to Draft: Co-sale rights will be addressed in the Company’s Right of First Refusal and Co-Sale Agreement.

Section 4. Term and Termination.

The Employee’s employment hereunder shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall automatically be extended for one or more successive twelve (12) month periods on the last day of the Initial Term and any extension thereof unless and until either party provides at least forty five (45) days’ advance written notice prior to the end of the Initial Term or any extension thereof that such party declines to so extend the term of employment hereunder. Notwithstanding the foregoing, the Employment Period and the employment relationship may be terminated by the Company or the Employee at any time and for any reason. The last day on which Employee is employed by the Company is referred to as the “Termination Date.” It is understood that if the Employee elects to terminate the Employment Period through resignation, then he will use reasonable efforts to provide the Company with at least thirty (30) days’ advance written notice.

Section 5. Payments Upon Termination.

(a) Upon the termination of the Employment Period the Employee shall be entitled to receive his Base Salary and all other non-forfeitable payments and benefits only to the extent that such amounts have accrued through the Termination Date.

(b) If the Company terminates the Employee’s employment hereunder without Cause (as defined below) then, following the execution of a general release of claims by the Employee in a form provided by the Company:

(i) the Employee shall be entitled to an acceleration of vesting of the Time-Vesting Option and any other equity award granted to him by the Company that is subject to time vesting by a period equal to the greater of (i) 12 months and (ii) the number of days such that the cumulative vested portion of the equity award equals 18 months from the Effective Date; and

(ii) the Board will use its best efforts to extend the exercise period of the Option following the termination of the Employee’s Continuous Service for two (2) years (but not beyond its original ten (10)-year expiration date) provided that it is not prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act.

(c) Except as otherwise required by law or as specifically provided herein, all of the Employee’s rights to payments and benefits hereunder shall cease upon the Termination Date. The Employee shall not be entitled to any severance payments or benefits under any severance policy or practice.

(d) For purposes hereof “Cause” means one or more of the following: (i) the Employee’s substantial and repeated failure to perform duties as reasonably and lawfully directed by the Board; (ii) conduct by the Employee reasonably likely to bring the Company or any of its Affiliates into disgrace or disrepute; (iii) the Employee’s commission of any felony, crime involving moral turpitude or other act of material dishonesty, disloyalty or fraud; (iv) the Employee’s breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Affiliates; (v) the Employee’s failure in any material respect to comply with any material written policy of the Company; (vi) a breach of the covenants in Sections 6, 7 or 8 hereof, or (vii) any other material breach of this Agreement.

(e) No act or omission shall be deemed willful for purposes of this Section if taken or omitted to be taken by Executive based on instruction from the Board. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Employee written notice of any event constituting “Cause”, and, if the Employee may fully cure an event constituting “Cause” set forth in clauses (i), (v), (vi), (vii) or (viii), the Employee has had at least thirty (30) days to cure such event; provided, that in the case of a repeat occurrence of any such event constituting “Cause” for which the Company previously provided an opportunity to cure, the notice or cure period shall not apply.

Section 6. Nondisclosure and Nonuse of Confidential Information.

(a) The Employee shall not disclose or use at any time without the written consent of the Company, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Employee’s performance in good faith of duties assigned to the Employee by the Company or is required to be disclosed by law, court order, or similar legal compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Employee shall give the Company notice of such disclosure and cooperate with the Company in seeking suitable protection. The Employee acknowledges that the Company’s Confidential Information has been generated at great effort and expense by the Company and its predecessors and Affiliates and has been maintained in a confidential manner by the Company, its predecessors and Affiliates. The Employee does not claim any rights to or lien on any Confidential Information. The Employee will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Employee becomes aware and of all details thereof. The Employee shall take all reasonably appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee shall deliver to the Company on the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) relating to the Confidential Information or the Work Product (as defined below) which the Employee may then possess or have under his control and will delete all copies of electronic Confidential Information stored in his personal electronic storage devices.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by the Company or any Affiliate in connection with their businesses, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company concerning (i) the business or affairs of the Company and its Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, clients and suppliers and customer, client and supplier lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, (xv) business strategies, acquisition plans and candidates, financial or other performance data, and (xvi) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; or (B) the information is disclosed to the Employee without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company.

Section 7. Inventions and Patents.

The Employee agrees that all inventions, innovations, improvements, ideas, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours or on the premises of the Company or any Affiliate and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product” ), belong in all instances to the Company or such Affiliate. The Employee shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or its Affiliates’ ownership of such Work Product and provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. If the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Work Product.

Section 8. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Employee acknowledges that by virtue of the employment relationship with the Company contemplated by this Agreement, he will be granted immediate access to certain Confidential Information of the Company and its Affiliates and the opportunity to have access to customers and associated goodwill, and that his services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, in order to protect the Company and its Affiliates’ interest in its Confidential Information, the Employee agrees that during the Employee’s employment with the Company or any of its Affiliates and for eighteen (18) months thereafter

(subject to automatic extension by one day for each day the Employee is in violation of this Section 8(a)), he shall not, directly or indirectly, provide services that are the same or similar in function or purpose to any of the services provided by the Employee to the Company (as an owner, manager, consultant, contractor, employee, agent or otherwise) to any business competing with the Business within the Restricted Territory. The Employee acknowledges that the nature and scope of the Company’s business is national. The term “Restricted Territory” means (a) the States of New York and Texas and (b) any other State, Commonwealth, territory or possession of the United States or foreign country in which the Company is either (1) doing business or (2) actively planning to do business as of the Termination Date. The term “Business” means the business of selling, purchasing, distributing and marketing used vehicles via e-commerce channels and any other business, products or services of the Company or its Affiliates as such businesses, products and/or services exist during the Employment Period or are in the process of being formed or acquired within twelve (12) months prior to the termination of the Employee’s employment, with respect to which (A) the Employee is actively engaged or (B) the Employee has learned or received Confidential information.

Nothing herein shall prohibit the Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded that is engaged in the Business, so long as the Employee has no active participation in the business of such corporation.

(b) During the Employee’s employment with the Company or any of its Affiliates and for eighteen (18) months) thereafter (subject to automatic extension by one day for each day the Employee is in violation of this Section 8(b)), the Employee shall not directly or indirectly through another person or entity:

(i) induce or attempt to induce any employee or individual consultant of the Company or any Affiliate to leave the employ or service of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee thereof, on the other hand;

(ii) solicit for hire or hire any person who was an employee or individual consultant of the Company or any Affiliate until six (6) months after such individual’s employment or consulting relationship with the Company or any Affiliate has been terminated; or

(iii) solicit, induce or attempt to solicit or induce any customer (it being understood that the term “customer” as used throughout this Agreement includes any individual or entity (x) that is purchasing goods or receiving services from the Company and/or any Affiliates or (y) that is directly or indirectly providing or referring customers to, or otherwise providing or referring business for, the Company or any Affiliates), supplier, licensee, contractor or other business relation of the Company or any Affiliate to cease or reduce doing business with the Company or such Affiliate, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee, contractor or business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

(c) The Employee shall inform any prospective or future employer that engages in the Business of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(d) The Employee agrees that the restrictions contained in this Section 8 are a part of this otherwise enforceable Agreement (including the enforceable promise to provide immediate access to Confidential Information (including trade secrets) and access to customer goodwill). Additionally, the Employee agrees that the restrictions are reasonable and necessary, are valid and enforceable under New York law, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 6 through 8, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Employee and the Company agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable law.

(e) In order to protect the goodwill of the Company and its Affiliates, to the fullest extent permitted by law, the Employee, both during and after the Employment Period, agrees not to publicly criticize, denigrate, or otherwise disparage any of the Company, its Affiliates, and each such entity’s employees, officers, directors, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing. Nothing in this Section 8(c) shall prevent the Employee from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena. The Employee promises to provide the Company with written notice of any request to so cooperate or provide testimony within one (1) day of being requested to do so, along with a copy of any such request.

Section 9. Enforcement; Survival.

Because the Employee’s services are unique and because the Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement by the Employee, the Company and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction (without any requirement to post bond) for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. The Employee agrees not to claim that the Company or any of its Affiliates has adequate remedies at law for a breach of any of Sections 6 through 8, as a defense against any attempt by the Company or any of its Affiliates to obtain the equitable relief described above. The provisions of Sections 6 through 8 of this Agreement, as well as any other provisions of this Agreement that are necessary or desirable to fully accomplish the purpose of such covenants, shall survive the termination of the Employee’s employment with the Company and/or of this Agreement.

Section 10. Representations and Warranties of the Employee.

The Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Employee does not and shall not conflict with, breach or violate any agreement to which the Employee is a party or any judgment to which the Employee is subject and (b) upon the execution and delivery of this Agreement, this Agreement will be a binding obligation of the Employee, enforceable in accordance with its terms. In addition, the Employee represents and warrants that he has no and shall not have any ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 11. Notices.

All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given when delivered personally to the recipient or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to the Company, to:

Vroom, Inc.

149 Fifth Avenue

Fifth Floor

New York, New York 10010

Attention: Mike Akrop

If to the Employee, to the address set forth on the signature page hereto.

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Section 12. General Provisions.

(a) Severability. Subject to Section 8(d), if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and the Employee and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(c) Complete Agreement. This Agreement and those documents expressly referred to herein constitute the entire agreement among the parties and supersede any prior understandings and agreements by or among the parties, whether written or oral, related in any way to the subject matter of this Agreement.

(d) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. The Employee may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void. The Company may only assign this Agreement and its rights, together with its obligations, hereunder either to an affiliate, or in connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, including a merger of the Company.

(e) Withholding of Taxes. The Company may deduct and withhold from the compensation payable to the Employee hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable law.

(f) Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of New York without regard to the principles of conflict of laws.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the enforceability of this Agreement or any provision hereof.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i) Code Section 409A. This Agreement is intended to be interpreted and operated so that the payments and benefits set forth herein either shall either be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall the Company be liable for any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A. The Employee hereby agrees that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement. To the extent required to comply with the provisions of Section 409A, (1) no reimbursement of expenses incurred by the Employee during any taxable year shall be made after the last day of the following taxable year of the Employee, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Employee in any other taxable year, and (3) the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit.

Section 13. WAIVER OF JURY TRIAL. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 13 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

[SIGNATURE PAGE TO                  EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

THE COMPANY:

Vroom, Inc.

By:	/s/ Michael Akrop
Name:	Michael Akrop
Title:	CFO

EMPLOYEE:

/s/ Paul J. Hennessy
Name: Paul J. Hennessy
Address:	[***]
[***]
Fax:
email: [***]